Exhibit 99.1

Zafgen, Inc. Reports Inducement Grant Under Nasdaq Listing Rule 5635(c)(4)

BOSTON, April 4, 2019 (GLOBE NEWSWIRE) – Zafgen, Inc. (Nasdaq:ZFGN) (the “Company”) a clinical-stage biopharmaceutical company leveraging its proprietary knowledge of MetAP2 systems biology to develop novel therapies for patients affected by a range of metabolic diseases, today announced that on April 2, 2019, the Company granted to Priya Singhal, M.D., M.P.H., the Company’s Head of Research and Development an option to purchase 375,000 shares of the Company’s common stock, with 25% of the option shares vesting on March 4, 2020 and the balance vesting in equal monthly installments over the next three years, subject to her continued service to the Company through each vesting date. The option is subject to acceleration upon a change in control. The grant was made as a stand-alone inducement award agreement outside of the 2014 Stock Option and Incentive Plan as a material inducement to Dr. Singhal’s acceptance of employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4).

About Zafgen

Zafgen (Nasdaq:ZFGN) is a clinical-stage biopharmaceutical company leveraging its proprietary MetAP2 biology platform to develop novel therapies for patients affected by complex metabolic diseases. Zafgen has pioneered the study of MetAP2 inhibitors in both common and rare metabolic disorders and is currently advancing programs for type 2 diabetes, Prader-Willi syndrome and liver diseases. Learn more at www.zafgen.com.

Media/Investor Relations Contacts:

Zafgen, Inc.

Patricia Allen

Chief Financial Officer

617-648-9792

Media

Krystle Gibbs

Ten Bridge Communications

krystle@tenbridgecommunications.com

508-479-6358

Investors

John Woolford

Westwicke, An ICR Company

john.woolford@westwicke.com

443-213-0506